Exhibit 10.26

Employment Agreement

This Employment Agreement (“Agreement”) is effective as of the 30th day of September, 2005 (the “Effective Date”) between HK Engine Components, LLC, an Indiana limited liability company (the “Company”), and Cullen Burdette (the “Executive”).

In consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

Article I
Employment

The Company hereby employs Executive, and Executive accepts employment with the Company, upon the terms and conditions herein set forth.

  1.1 Employment. The Company hereby employs Executive, and Executive agrees to serve, as the Company’s Vice President during the term of this Agreement. Executive agrees to perform such duties as may be assigned to Executive from time to time by the Company’s Chief Executive Officer. Executive agrees to devote substantially his full business time and attention and best efforts to the affairs of the Company during the term of this Agreement.

  1.2  Term. The term of employment of Executive hereunder will be for the period commencing on the effective date of this Agreement and ending on the earliest of:

(a)  December 31, 2008 (the “Initial Term”);

(b)  The date of termination of Executive’s employment in accordance with Article IV of this Agreement;

(c)  The date of Executive’s voluntary retirement in accordance with the Company’s plans and policies; or

(d)  The date of Executive’s death or Disability (as defined below).

Unless this Agreement is terminated pursuant to Paragraphs (b), (c) or (d) above, the term of this Agreement shall be extended automatically for successive one year periods, unless and until at least three (3) months written notice is given by either party requesting termination or renegotiation of this Agreement prior to the end of the Initial Term or any anniversary date thereafter.

Article II
Compensation

2.1  Base Salary. Effective as of the Effective Date and during the employment of Executive, the Company shall pay to the Executive a base salary at the rate of $105,000 per year, and thereafter at a rate determined by the Company’s Member (the “Base Salary”). The Base

Salary shall be payable in substantially equal bi-weekly installments, or otherwise consistent with the Company’s then-current payroll practices. The Company will deduct and withhold all necessary social security and withholding taxes and any other similar sums required by law (“Withholding Taxes”) from Executive’s Base Salary.

   2.2  Profit Sharing, Bonuses and Other Incentive Compensation. Executive shall be eligible to participate in the Company’s incentive compensation plan or other similar plans, if any, as established and/or amended by the Company’s Member from time to time, subject to applicable eligibility requirements and other terms and conditions of any such plans.

2.3  Reimbursement of Expenses. The Executive shall be entitled to receive prompt reimbursement of all reasonable expenses incurred by the Executive in performing services hereunder, including all expenses of travel, car phone, entertainment and living expenses while away from home on business at the request of, or in the service of, the Company, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.

               2.4  Automobile Expenses. The Company also shall provide Executive with an automobile for business use in accordance with the automobile policies adopted by the Company from time to time.

2.5  Benefits. The Executive shall be entitled to participate in and be covered by all health insurance, retirement, disability insurance, physical exam and other employee plans and benefits as established or amended by the Company from time to time (collectively referred to herein as the “Company Benefit Plans”) on the same terms as are generally applicable to other senior executives of the Company, subject to meeting applicable eligibility requirements.

2.6  Vacations and Holidays. During Executive’s employment with the Company and in accordance with the Company’s vacation policies applicable to senior executives, Executive shall be entitled to an annual vacation leave at full pay, such vacation to be two weeks in each year of the term hereof or such greater vacation benefits as may be provided for by the applicable Company policies. Executive shall be entitled to such holidays as are established by the Company for all employees.

2.7  Short-term Disability. During Executive’s employment with the Company, Executive shall be provided with short-term disability coverage for a period of up to 6 months at 60% of base salary.

Article III
Non-Competition, Confidentiality and Nondisclosure

3.1  Confidentiality. Executive acknowledges that he will be employed in a position of trust and confidence with respect to the Company. In particular, the Company and Executive recognize that to provide a high quality of products and services to the Company’s customers, which benefits both the Company and Executive economically, the Company will need to reveal to Executive valuable Confidential Information (defined below) known and used by the

Company and its subsidiaries, affiliates and customers. Executive will not during Executive’s employment by the Company or thereafter at any time disclose, directly or indirectly, to any person or entity or use for Executive’s own benefit any trade secrets or confidential information relating to the Company’s, or any of the Company’s subsidiaries’ or affiliates’, business operations, marketing data, business plans, strategies, employees, negotiations and contracts with other companies, or any other subject matter pertaining to the business of the Company or any of its clients, customers, consultants, licensees, subsidiaries or affiliates, known, learned, or acquired by Executive during the period of Executive’s employment by the Company (collectively “Confidential Information”), except as may be necessary in the ordinary course of performing Executive’s particular duties as an employee of the Company.

3.2  Return of Confidential Material. Executive shall promptly deliver to the Company on termination of Executive’s employment with the Company, whether or not for cause and whatever the reason, or at any time the Company may so request, all memoranda, notes, records, reports, manuals, drawings, blueprints, and any other documents of a confidential nature belonging to the Company or its subsidiaries or affiliates, including all copies of such materials which Executive may then possess or have under Executive’s control. Upon termination of Executive’s employment by the Company, Executive shall not take any document, data, or other material of any nature containing or pertaining to the proprietary information of the Company or its subsidiaries or affiliates.

3.3  Restrictive Covenants. To reduce the cost to the Company of monitoring and enforcing the compliance of Executive with the confidentiality obligations contained in Section 3.1 of this Agreement, Executive agrees that he will not, so long as he is employed by the Company and, in the case of Section 3.3(b), (c) and (d), for the longer of (i) a period of one (1) year from and after the date of termination of his employment, or (ii) the period during which Executive receives any compensation from the Company under the terms of Section 4.4(b) (the “Restricted Period”):

(a) directly or indirectly own an interest in, manage, operate, join, control, lend money or render financial assistance to, as an officer, employee, partner, stockholder, consultant or otherwise, any individual, partnership, firm, corporation or other business organization or entity that, at such time directly competes with, or intends to compete with, the Company or any of its subsidiaries or affiliates in the business of motor repair, magnet manufacture and repair, preventive maintenance and electrical contracting, or any other principal line of business engaged in by the Company or any of its subsidiaries or affiliates at the time of such termination (a “Competing Company”);. Notwithstanding the foregoing, Executive shall be entitled to own securities of any entity if such securities are registered under Section 12(b) or (g) of the Securities Exchange Act of 1934, as amended, and, upon approval of the Company’s Member, Executive shall be entitled to purchase securities of a Competing Company entity if such securities are offered to investors irrespective of any employment or other participation in the entity by the investor;
(b) directly or indirectly, either for Executive or for any other person or entity, solicit any person or entity to terminate such person’s or entity’s contractual and/or business relationship with the Company or any of its subsidiaries or affiliates, nor shall

Executive interfere with or disrupt or attempt to interfere with or disrupt any such relationship;

(c) engage for the benefit of himself or any other person or entity, in any activity of employment in the performance of which it could be reasonably anticipated that he would be required or expected to use or disclose Confidential Information obtained while an employee of the Company; or

(d) directly or indirectly solicit any of the Company’s employees, agents, or independent contractors to leave the employ of the Company for a Competing Company.

In the event of a violation by Executive of the provisions of Section 3.3(b), (c) or (d) following termination of employment, Executive hereby forfeits any amount due and owing Executive under the terms of Section 4.4(b), if any, and such forfeiture shall be in addition to all other rights and remedies that the Company may have under this Agreement, at law or in equity, as a result of any such violation.

3.4 Intellectual Property.

(a) Disclosure. During the term of this Agreement and during the one year period after termination of Executive’s employment hereunder, Executive shall promptly and fully disclose to the Company all computer programs, documenta-tion, software, and other copyrightable works (“copyrightable works”), and all discoveries, improvements, and inventions (“inventions”) conceived, reduced to practice, or made by Executive, whether solely or jointly with others, which: (i) relate in any manner to the business or activities of Company and any of its subsidiaries or affiliates; or (ii) are suggested or result from any work performed or duties assigned to Executive on behalf of Company or any of its subsidiaries or affiliates; or (iii) are made or conceived of through the use of Company’s, or any of its subsidiaries’ or affiliates’, facilities or resources or using any Confidential Information; or (iv) otherwise arise during the course of Executive’s employment with Company (collectively, “Intellectual Property”); except that the term “Intellectual Property” shall not include any copyrightable works or inventions which Executive proves to have been conceived and made by him either before or after termination of his employment with Company and not based upon any Confidential Information. This disclosure requirement will apply whether or not such Intellectual Property is patentable or copyrightable and whether or not made or conceived solely by Executive or in conjunction with another person. This disclosure requirement will also apply regardless of whether any Intellectual Property is made during or after Executive’s working hours or made at or away from his usual place of employment.

(b) Ownership. All Intellectual Property shall be the exclusive property of the Company, and Executive hereby irrevocably assigns to the Company any and all of his rights, title and interest in and to any and all such Intellectual Property. Without limiting the generality of the foregoing, all Intellectual Property which constitutes copyrightable works shall be considered works made for hire for the benefit of the Company. If any such work shall be deemed not to be a work made for hire, or if Executive should otherwise by operation of law be deemed to retain any rights to any such work, Executive hereby irrevocably assigns all of his rights, title and interest in and to such work to the Company.

(c) Assistance. Executive agrees to fully cooperate with and assist the Company in the preparation and prosecution of patent applications and copyright registration applications relating to any Intellectual Property, without further compensation. Executive further agrees to execute any further documents which may be lawful, necessary or proper to memorialize or secure the exclusive title for such Intellectual Property in the Company, without further compensation to Executive. If Executive fails to sign and deliver to the Company (or its agents or attorneys) any document requested by the Company (or its agents or attorneys) to evidence the Company’s sole ownership of any Intellectual Property within fifteen (15) days after the Company’s delivery of any such document to Executive with a request that Executive sign or deliver same, then Executive agrees that the President of the Company or a person designated by the Member of the Company (the “Company’s Representative”) may sign any and all of such documents in Executive’s name and on his behalf. Accordingly, Executive hereby makes, constitutes and irrevocably appoints Company’s Representative as Executive’s agent and attorney-in-fact, said power of attorney being coupled with an interest, and authorizes Company’s Representative in Executive’s name, place and stead to execute on Executive’s behalf each and all of such documents.

3.5 Reasonableness of Covenants. The parties acknowledge and agree that the temporal and other limitations contained in this Article III are reasonable and necessary for the proper protection of the Company. Executive further acknowledges that, in the event of the termination of his employment with the Company, his skills and experience are such that he can obtain employment without soliciting the Company’s customers or engaging in activity forbidden by this Agreement and that the enforcement of a remedy by way of injunction will not prevent him from earning a livelihood. In the event, however, a court determines that any of the terms, provisions, or covenants contained in this Article III are unreasonable, a court may limit the application of any such term, provision or covenant, or modify any such term, provision or covenant and proceed to enforce this Article III as so limited or modified.

               3.6  Right to Injunctive and Equitable Relief. Executive acknowledges that the Company’s remedy at law for any breach of Executive’s obligations under this Article III would be inadequate and specifically agrees that the Company may be entitled to injunctive relief against him, in addition to any other remedies available at law or in equity, including compensatory damages incurred by the Company as a result of such violation and including costs, expenses and reasonable attorneys’ fees and the right to set off in enforcing any of its rights under this Article III. Should any party hereto resort to legal proceedings in connection with the enforcement of the terms of this Article III, the party prevailing in such legal proceedings pursuant to an adjudication by the court shall be entitled, in addition to such other relief as may be granted, to recover its/his or their reasonable costs and expenses (including reasonable fees of attorneys, accountants and others) incurred in connection with the defense or prosecution, as the case may be, of such legal proceedings from the non-prevailing party. Furthermore, the obligations of Executive and the rights and remedies of the Company under this Article III are cumulative and in addition to, and not in lieu of, any obligations, rights, or remedies created by applicable law relating to misappropriation or theft of trade secrets or confidential information.

                3.7  No Violation of Other Agreements. Executive represents that his performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to (i) not compete or interfere with the business of a former employer (which term for purposes of this Section 3.7 shall also include persons, firms, corporations and other entities for which Executive has acted as an independent contractor or consultant), (ii) not solicit employees, customers or vendors of any former employer or (iii) keep in confidence proprietary information acquired by Executive in confidence or in trust prior to Executive’s employment with the Company. Executive represents and warrants to and covenants with the Company that Executive will not bring to the Company any materials or documents of a former employer containing confidential or proprietary information that is not generally available to the public, unless Executive shall have obtained express written authorization from any such former employer for their possession and use. Executive hereby agrees to indemnify, defend and hold harmless the Company (including its officers, directors, employees and agents) from and against any loss, claim, liability, damages, cost or expense, including reasonable attorneys’ fees, incurred or suffered by the Company which arise out of or relate to any inaccuracy or breach of the representations and warranties contained in this Section.

Article IV
Termination

4.1  Definitions. For purposes of this Article IV, the following definitions shall apply to the terms set forth below:

(a)  Cause. “Cause” shall be defined as follows:

(i)  Executive’s conviction of any felony (whether or not involving the Company) which constitutes a crime of moral turpitude or which is punishable by imprisonment in a state or federal correction facility;

(ii) Actions by Executive during the term of this Agreement involving willful malfeasance or gross negligence;

(iii)  Executive’s commission of an act of fraud or dishonesty, whether prior or subsequent to the date hereof, upon the Company,

(iv)  Executive’s material breach of the terms and conditions of this Agreement; provided that termination of Executive’s employment pursuant to this subparagraph (iv) shall not constitute valid termination for “Cause” unless Executive shall have first received written notice from the Company stating the nature of the material breach, failure or refusal and affording Executive at least ten (10) days to correct the act or omission complained of to the satisfaction of the Company’s Member; or

(v) Executive’s willful violation of any reasonable rule or regulation applicable to all senior executives if such violation is not cured to the satisfaction of the Company promptly following notice to Executive.

(b)  Disability. “Disability” shall mean a physical or mental incapacity as a result of which the Executive becomes unable to continue the proper performance of his duties hereunder in substantially a full time capacity (reasonable absences because of medical reasons for up to six (6) consecutive months excepted, provided, however, that any new period of incapacity or absences shall be deemed to be part of a prior period of incapacity or absences if the prior period terminated within ninety (90) days of the beginning of the new period of incapacity or absence and the new incapacity or absence is determined by the Company, in good faith, to be related to the prior incapacity or absence.) A determination of Disability shall be subject to the certification of a qualified medical doctor agreed to by the Company and the Executive or, in the event of the Executive’s incapacity to designate a doctor, the Executive’s legal representative. In the absence of agreement between the Company and the Executive, each party shall nominate a qualified medical doctor and the two doctors so nominated shall select a third doctor, who shall make the determination as to Disability.

(c) Good Reason. “Good Reason” shall mean: (i) the failure of the Company to pay any amount due to Executive hereunder, which failure persists for fifteen (15) days after written notice of such failure has been received by the Company; (ii) any material reduction in Executive’s title or a material reduction in Executive’s duties or responsibilities (unless such reduction is for Cause); (iii) any material adverse change in Executive’s Base Salary (unless such reduction is for Cause) and any material adverse change in Executive’s benefits (other than changes that affect other management employees of the Company to the same or comparable extent); (iv) any relocation of the premises at which Executive works to a location more than 25 miles from such location, without Executive’s consent; or (v) the Company’s material breach of this Agreement, which breach has not been cured by the Company within fifteen (15) days after receipt of written notice specifying, in reasonable detail, the nature of such breach or failure from Executive.

4.2  Termination by Company. The Company may terminate the Executive’s employment hereunder effective immediately for Cause. Subject to the other provisions contained in this Agreement, the Company may terminate this Agreement for any reason other than Cause upon 30 days’ written notice to Executive.

4.3  Termination by Executive. Executive may terminate this Agreement effective immediately for Good Reason. Subject to the other provisions contained in this Agreement, Executive may terminate this Agreement without Good Reason upon 30 days’ written notice to the Company.

4.4  Benefits Received Upon Termination.

(a)  If the Executive’s employment is terminated as a result of Executive’s death or Disability, by the Company for Cause, or by Executive without Good Reason,

then the Company shall pay the Executive his Base Salary through the effective date of such termination plus credit for any vacation earned but not taken and the Company shall thereafter have no further obligations to Executive under this Agreement; provided, however, that the Company will continue to honor any obligations that may have vested or accrued under the existing Company Benefit Plans or any other Agreements or arrangements applicable to the Executive.

(b)  If the Executive’s employment is terminated by the Company without Cause, or if this Agreement is terminated by Executive for Good Reason, then the Company shall:

(i)  pay to the Executive within two business days following the date of termination his Base Salary through the end of the month during which such termination occurs plus credit for any vacation earned but not taken;

(ii)  pay to the Executive as severance pay: (1) an amount equal to the Executive’s annual Base Salary in effect as of the date of termination, which amount shall be paid in installments in accordance with the Company’s usual payroll periods for one (1) year, plus (2) an amount equal to the most recent annual profit sharing and/or incentive bonus received by the Executive from the Company, prorated for the portion of the current year for which the Executive was employed, or, if more, the amount which would be due under the profit sharing and/or incentive bonus plans applicable to Executive for the then current year calculated as of the effective date of termination; such amount to be reduced by any payment previously received for and during the current year as part of the profit sharing and/or incentive bonus plans and such payment to be made in substantially equal installments in accordance with the Company’s usual payroll periods over such time period as Executive receives Base Salary severance payments hereunder;

(iii)  maintain, at the Company’s expense, in full force and effect, for the Executive’s continued benefit for one year, all Company medical insurance and reimbursement plans and other programs or arrangements in which the Executive was entitled to participate immediately prior to the date of termination, provided that the Executive’s continued participation is possible under the general terms and provisions of such plans and programs. In the event that the Executive’s participation in any such plan or program is barred, the Company shall arrange to provide the Executive with medical benefits substantially similar to those which the Executive was entitled to receive under such plans or programs; and

(iv)  pay, for the benefit of Executive, all costs, up to a maximum of $10,000, related to Executive’s participation in a senior executive outplacement program at an outplacement firm.

(c)  In the event of Executive’s Disability, Executive acknowledges that his employment will be automatically terminated effective immediately upon the determination of Disability; provided that, during the period of the disability prior to such termination of employment, Executive shall continue to receive all compensation and benefits as if he were actively employed less any sums received directly by the Executive, if any, under any policy or policies of disability income insurance purchased by the Company. In the event of such termination, Executive’s rights to receive any salary or payments under this Agreement shall terminate but Executive shall have the right to continue to receive any and all payments made by an insurance company under any and all policies of disability insurance purchased by the Company. Executive’s rights under any Company Benefit Plans will be those rights accorded to any terminated employee under the plan provisions and applicable law. Executive will remain entitled to receive any benefits under state disability or worker’s compensation laws.

(d) The Company will deduct and withhold all necessary Withholding Taxes from Executive’s benefits provided hereunder.

4.5 Effect of Termination. Upon any termination of this Agreement, for any reason, Executive shall be deemed to have immediately resigned as a director of the Company and all subsidiaries, if applicable, without the giving of any notice or the taking of any other action.

Article V
Assumption of Obligations by Successor to Company

5.1  Assumption of Obligations. The Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly, absolutely and unconditionally assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Any failure of the Company to obtain such agreement prior to the effectiveness of any such succession or assignment shall be a material breach of this Agreement. As used in this Agreement, “Company” shall mean the Company as herein before defined and any successor or assign to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Article V or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law. If at any time during the term of this Agreement the Executive is employed by any corporation a majority of the voting securities of which is then owned by the Company, “Company” as used in this Agreement shall in addition include such employer.

5.2  Beneficial Interests. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts are still payable to him or her hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee or, if there be no such designee, to the Executive’s estate.

Article VI
General Provisions

6.1  Notice. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, as follows:

If to the Company:	HK Engine Components, LLC
1125 S. Walnut St.
South Bend, IN 46619
Attn: President

If to the Executive:	Cullen Burdette
1789 Vineyard Rd.
Falling Waters, WV 25419

or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

6.2  No Waivers. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

6.3  Governing Law; Forum. This Agreement and the obligations of the parties hereto shall be construed, interpreted and enforced in accordance with the laws of the State of Indiana, without regard to conflicts of law principles. The parties consent to exclusive personal jurisdiction of Federal and State courts in the Northern District of Indiana with respect to any disputes or controversies arising out of or relating to this Agreement.

6.4  Severability or Partial Invalidity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

6.5  Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

6.6  Legal Fees and Expenses. Should any party institute any action or proceeding to enforce this Agreement or any provision hereof, or for damages by reason of any alleged breach of this Agreement or of any provision hereof, or for a declaration of rights hereunder, the prevailing party in any such action or proceeding shall be entitled to receive from the other party all costs and expenses, including reasonable attorneys’ fees, incurred by the prevailing party in connection with such action or proceeding.
6.7  Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes all prior written or oral and all contemporaneous oral agreements, understandings, and negotiations between the parties with respect to the subject matter hereof. This Agreement is intended by the parties as the final expression of their agreement with respect to such terms as are included in this Agreement and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement constitutes the complete and exclusive statement of its terms and that no extrinsic evidence may be introduced in any judicial proceeding involving this Agreement.

6.8  Assignment. This Agreement and the rights, duties, and obligations hereunder may not be assigned or delegated by any party without the prior written consent of the other party and any such attempted assignment and delegation shall be void and be of no effect. Notwithstanding the foregoing provisions of this Section 6.8, the Company may assign or delegate its rights, duties, and obligations hereunder to any person or entity which succeeds to all or substantially all of the business of the Company through merger, consolidation, reorganization, or other business combination or by acquisition of all or substantially all of the assets of the Company; provided that such person assumes the Company’s obligations under this Agreement in accordance with Section 5.1.

6.9  Indemnification. To the extent permitted by law, applicable statutes and the Articles of Organization, Operating Agreement or resolutions of the Company in effect from time to time, the Company shall indemnify Executive against liability or loss arising out of Executive’s actual or asserted misfeasance or nonfeasance in the performance of Executive’s duties or out of any actual or asserted wrongful act against, or by, the Company including but not limited to judgments, fines, settlements and expenses incurred in the defense of actions, proceedings and appeals therefrom. The Company shall endeavor to obtain Directors and Officers Liability Insurance to indemnify and insure the Company and Executive from and against the aforesaid liabilities. The provisions of this paragraph shall apply to the estate, executor, administrator, heirs, legatees or devisees of Executive.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

“Company”		“Executive”
HK Engine Components, LLC

By:	/s/ John A. Martell	/s/ Cullen Burdette
Cullen Burdette
Its:	President

Date:	9/29/05	Date: 09/29/2005